Exhibit 99.1

Contents

ARTICLE 1		1
Establishment and Purpose		1
1.1	Establishment.	1
1.2	Purpose.	1
ARTICLE 2		1
Definitions		1
2.1	Defined Terms.	1
2.2	Number.	4
ARTICLE 3		4
Administration		4
3.1	Administration by Board.	4
3.2	Delegation to Committee.	4
3.3	Authority of the Committee.	5
3.4	Action by the Committee.	5
3.5	Further Delegation.	5
ARTICLE 4		6
Duration; Shares Subject to the Plan; Eligibility		6
4.1	Duration of the Plan.	6
4.2	Prior Plan.	6
4.3	Shares Subject to the Plan.	6
4.4	Reservation of Shares.	6
4.5	Eligibility.	6
ARTICLE 5		7
Awards		7
5.1	Types of Awards.	7
5.2	General.	7
5.3	Nonuniform Determinations.	7
5.4	Award Agreements.	7
5.5	Provisions Governing All Awards.	7
5.6	Performance Goals.	9
ARTICLE 6		10
Options		10
6.1	Types of Options.	10

6.2	General.	10
6.3	Option Exercise Price.	10
6.4	Option Term.	10
6.5	Time of Exercise.	10
6.6	Special Rules for Incentive Stock Options.	11
6.7	Limitation on Number of Shares Subject to Options.	11
ARTICLE 7		11
Stock Appreciation Rights		11
7.1	General.	11
7.2	Nature of Stock Appreciation Right.	11
7.3	Exercise.	11
7.4	Form of Payment.	11
7.5	Limitation on Number of Stock Appreciation Rights.	12
ARTICLE 8		12
Restricted Awards		12
8.1	Types of Restricted Awards.	12
8.2	General.	12
8.3	Restriction Period.	12
8.4	Forfeiture.	13
8.5	Settlement of Restricted Awards.	13
8.6	Rights as a Shareholder.	13
8.7	Limitation in Number of Restricted Awards.	13
ARTICLE 9		13
Adjustments upon Changes in Capitalization, Etc.		13
9.1	Plan Does Not Restrict the Company.	13
9.2	Mandatory Adjustment.	14
9.3	Adjustments by the Committee.	14
9.4	Change in Control.	14
ARTICLE 10		15
Amendment and Termination		15
10.1	Amendment of Plan.	15
10.2	Shareholder Approval.	15
10.3	Contemplated Amendments.	15

10.4	No Impairment of Rights.	15
10.5	Amendment of Awards.	15
10.6	No Repricings or Underwater Buyouts.	16
ARTICLE 11		16
Miscellaneous		16
11.1	Tax Withholding.	16
11.2	Unfunded Plan.	16
11.3	Fractional Shares.	16
11.4	Annulment of Awards.	16
11.5	Other Company Benefit and Compensation Programs.	17
11.6	Securities Law Restrictions.	17
11.7	Continuing Restriction Agreement.	17
11.8	Code Section 409A.	17
11.9	Governing Law.	18

BANK OF COMMERCE HOLDINGS

2019 EQUITY INCENTIVE PLAN

ARTICLE 1

Establishment and Purpose

1.1	Establishment.

Bank of Commerce Holdings, a California corporation (the “Company”), hereby establishes the Bank of Commerce Holdings 2019 Equity Incentive Plan (the “Plan”), effective as of May 21, 2019 (the “Effective Date”).

1.2	Purpose.

The purpose of the Plan is to promote and advance the interests of the Company and its shareholders by enabling the Company to attract, retain, and reward employees and directors of the Company and its subsidiaries. It is also intended to strengthen the mutuality of interests between such employees and directors and the Company’s shareholders. The Plan is designed to serve these purposes by offering stock options and other equity based incentive awards, thereby providing a proprietary interest in pursuing the long term growth, profitability, and financial success of the Company.

ARTICLE 2

Definitions

2.1	Defined Terms.

For purposes of the Plan, the following terms have the meanings set forth below:

“Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

“Award” means an award or grant made to a Participant of Options, Stock Appreciation Rights, or Restricted Awards pursuant to the Plan.

“Award Agreement” means an agreement as described in Section 5.4.

“Bank” means Merchants Bank of Commerce.

“Board” means the Board of Directors of the Company.

“Cause” will have the meaning specified in the employment agreement between a Participant and the Company, if any, and otherwise means any of the following: (a) dishonesty in performing one’s duties to the Company; (b) willful misconduct, or a willful failure to act, with the intent of injuring, or having the effect of injuring, the reputation, business, or business relationship of the Company or an Affiliate, or any of their officers, directors, or employees; (c) conviction of a felony or of any crime involving moral turpitude or that reflects unfavorably on the Company or an Affiliate; or (d) willful or prolonged absence from work or failure for any reason to perform duties as an employee or Non-Employee Director, unless excused by the Company or an Affiliate.

“Change in Control” means a change in the ownership or effective control or in the ownership of a substantial portion of the assets of the Bank or Company, within the meaning of Section 409A of the Code; provided, however that (i) an internal reorganization of the Bank or (ii) the placement of the Bank into receivership or conservatorship by the Federal Deposit Insurance Corporation (“FDIC”) shall not constitute a “Change in Control.”

“Change in Control Date” means the date a Change in Control actually occurs.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute, together with rules, regulations, and interpretations promulgated thereunder.

“Committee” means the committee appointed by the Board, if any, to administer the Plan as provided in Article 3 of the Plan. If no separate committee has been appointed to administer the Plan, the term “Committee” will refer to the full Board as administrator of the Plan.

“Common Stock” means the common stock of the Company.

“Company” means Bank of Commerce Holdings, a California corporation, or any successor corporation.

“Continuing Restriction” means a Restriction contained in Sections 5.5(d), 5.5(g), 11.4, 11.6, and 11.7 of the Plan and any other Restrictions expressly designated by the Committee in an Award Agreement as a Continuing Restriction.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an employee or Non-Employee Director, is not interrupted or terminated. The Committee may in its sole discretion determine whether Continuous Service shall be considered interrupted in the case of (a) any leave of absence approved by the Company, including sick leave, maternity leave, military leave or any other personal leave, or (b) a change in the capacity in which the Participant renders services to the Company or an Affiliate.

“Disability” means the condition of being “disabled” within the meaning of Section 22(e)(3) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute, together with rules and interpretations promulgated thereunder.

“Fair Market Value” means, on any given day, the value per share of the Common Stock determined as follows:

(a)

If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid price, if no sales were reported) as quoted on such exchange or system for such date (or, if such pricing information is not published for such date, the last date prior to such date for which pricing information is published), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(b)

If the Common Stock is regularly quoted by recognized securities dealers but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for such stock on such date, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)

In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and by taking into account such criteria and information as is required to comply with Code Section 409A.

“Incentive Stock Option” or “ISO” means any Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Employee Director” means a member of the Board, or of the board of directors of the Bank, who is not an employee of the Company or any Affiliate.

“Nonqualified Option” or “NQO” means any Option granted pursuant to the Plan that is not an ISO.

“Option” means an ISO or an NQO.

“Participant” means an employee of the Company or an Affiliate or a Non-Employee Director who is granted an Award under the Plan.

“Performance Goals” means goals approved by the Committee pursuant to Section 5.6.

“Performance Period” means a period of time over which performance is measured.

“Plan” means this Bank of Commerce Holdings 2019 Equity Incentive Plan, as set forth herein and as it may be amended from time to time.

“Reporting Person” means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Award” means a Restricted Share or a Restricted Unit granted pursuant to Article 8 of the Plan.

“Restricted Share” means an Award described in Section 8.1(a) of the Plan.

“Restricted Unit” means an Award of units representing Shares described in Section 8.1(b) of the Plan.

“Restriction” means a provision in the Plan or in an Award Agreement which limits the exercisability or transferability, or which governs the forfeiture or required sale, of an Award or Shares, cash, or other property payable pursuant to an Award.

“Restriction Period” shall have the meaning set forth in Section 8.3.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Article 7 of the Plan.

“Vest,” “Vesting,” or “Vested” means:

(a)	In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all Restrictions (other than Continuing Restrictions);

(b)	In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions);

(c)

In the case of an Award that is required to be earned by attaining specified Performance Goals, to be or to become earned and nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions); or

(d)

In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, or option, to be or to become immediately payable and free of all Restrictions (except Continuing Restrictions).

2.2	Number.

Except where otherwise indicated by the context, the definition of any term in Section 2.1 in the singular also includes the plural, and vice versa.

ARTICLE 3

Administration

3.1	Administration by Board.

The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.2. The body administering the plan from time to time is referred to herein as the “Committee.”

3.2	Delegation to Committee.

The Board may delegate administration of the Plan to a Committee. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Members of the Committee shall be selected by the Board and shall consist of two or more Non-Employee Directors who are Board members, each of whom shall satisfy applicable independence criteria of the stock exchange or quotation system on which the Common Stock may then be listed or quoted and be a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. If the Committee does not exist or the Board, for any reason determined by it, desires to directly administer the Plan, then the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. The Board may abolish the Committee at any time and re-vest in the Board the administration of the Plan.

3.3	Authority of the Committee.

The Committee has full power and authority (subject to such orders or resolutions as may be issued or adopted from time to time by the Board) to administer the Plan in its sole discretion, including the authority to:

(a)	Construe and interpret the Plan and any Award Agreement;

(b)	Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;

(c)	Select the employees and Non-Employee Directors who will be granted Awards;

(d)	Determine the number and types of Awards to be granted to each Participant;

(e)	Determine the number of Shares, or Share equivalents, to be subject to each Award;

(f)	Determine the Fair Market Value of Shares if no public market exists for such Shares;

(g)	Determine the option exercise price, purchase price, base price, or similar feature for any Award;

(h)

Waive any Restrictions or conditions to Vesting; provided that in no event may an Award become partially or fully Vested before the one-year anniversary of the grant date other than as a result of the death or Disability of a Participant or as provided in Section 9.4; and

(i)	Determine all the terms and conditions of all Award Agreements, consistent with the requirements of the Plan.

Decisions of the Committee will be final, conclusive, and binding on all Participants.

3.4	Action by the Committee.

A majority of the authorized number of members of the Committee will constitute a quorum for the transaction of business. Action approved by a majority of the members present at any meeting at which a quorum is present, or action in writing by all of the members of the Committee, will be the valid acts of the Committee.

3.5	Further Delegation.

Notwithstanding the foregoing, the Committee may delegate to the Chief Executive Officer of the Company the authority to determine the Participants, types, amounts, and terms of Awards granted to Participants who are not Reporting Persons.

ARTICLE 4

Duration; Shares Subject to the Plan; Eligibility

4.1	Duration of the Plan.

The Plan is effective as of the Effective Date. The Plan will terminate five years after the Effective Date or, if earlier, when Awards have been granted covering all available Shares or the Plan is otherwise terminated by the Board. Termination of the Plan will not affect outstanding Awards.

4.2	Prior Plan.

The Plan is separate from the Bank of Commerce Holdings Amended and Restated 2010 Equity Incentive Plan (the “Prior Plan”). The adoption of the Plan neither affects nor is affected by the continued existence of the Prior Plan except that no further Awards will be granted under the Prior Plan after the Effective Date.

4.3	Shares Subject to the Plan.

The Shares which may be made subject to Awards under the Plan are Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares. Subject to adjustment pursuant to Article 9, the maximum number of Shares for which Awards may be granted under the Plan is 500,000. If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant, is exchanged for other Awards, or is otherwise forfeited, all Shares covered by such Awards will be added back into the number of Shares available for future Awards under the Plan. In no event will any of the following Shares again become available for other Awards: (a) Shares tendered or withheld in respect of taxes; (b) Shares tendered or withheld to pay the exercise price of Options, and (c) Shares repurchased by the Company from the Participant with the Proceeds from the exercise of Options. In addition, the exercise or settlement of SARs reduces the number of Shares available under the Plan by the total number of Shares to which the exercise or settlement of the SARs relate, not just the net number of Shares actually issued upon exercise or settlement. Awards payable or settled solely in cash shall not reduce the number of Shares available for issuance under the Plan. Shares issued in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition, or similar transaction entered into by the Company shall not reduce the number of Shares available for issuance under the Plan.

4.4	Reservation of Shares.

The Company, during the term of the Plan and any outstanding Awards, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

4.5	Eligibility.

Employees of the Company and any Affiliate (including employees who may also be directors of the Company or an Affiliate) and Non-Employee Directors are eligible to receive Awards under the Plan.

ARTICLE 5

Awards

5.1	Types of Awards.

The types of Awards that may be granted under the Plan are:

(a)	Options governed by Article 6 of the Plan;

(b)	Stock Appreciation Rights governed by Article 7 of the Plan; and

(c)	Restricted Awards governed by Article 8 of the Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.

5.2	General.

Subject to the limitations of the Plan, the Committee may cause the Company to grant Awards to such Participants, at such times, of such types, in such amounts, for such periods, with such option prices, purchase prices, or base prices, and subject to such terms, conditions, limitations, and restrictions as the Committee, in its discretion, deems appropriate. Awards may be granted as additional compensation to a Participant or in lieu of other compensation to such Participant. A Participant may receive more than one Award and more than one type of Award under the Plan.

5.3	Nonuniform Determinations.

The Committee’s determinations under the Plan or under one or more Award Agreements, including, without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

5.4	Award Agreements.

Each Award will be evidenced by a written (or electronic) agreement (an “Award Agreement”) between the Company and the Participant. Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee.

5.5	Provisions Governing All Awards.

All Awards are subject to the following provisions:

(a)

Alternative Awards. If any Awards are designated in their Award Agreements as alternative to each other, the exercise of all or part of one Award will automatically cause an immediate equal (or pro rata) corresponding termination of the other alternative Award or Awards.

(b)

Rights as Shareholders. Except as provided in Section 8.6 below, no Participant will have any rights of a shareholder with respect to Shares subject to an Award until such Shares are issued in the name of the Participant, including the right to receive cash dividends or dividend equivalents.

(c)

Employment Rights. Neither the adoption of the Plan nor the granting of any Award confers on any person the right to continued employment with the Company or any Affiliate or the right to remain as a director of the Company or any Affiliate, as the case may be, nor does it interfere in any way with the right of the Company or an Affiliate to terminate such person’s employment or to remove such person as a director at any time for any reason, with or without cause.

(d)

Restriction on Transfer. Unless otherwise expressly provided in an individual Award Agreement with respect to a transfer for no consideration, each Award (other than Restricted Shares after they Vest) will not be transferable other than by will or the laws of descent and distribution and will be exercisable (if exercise is required), during the lifetime of the Participant, only by the Participant or, in the event the Participant becomes legally incompetent, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, any Award may be surrendered to the Company pursuant to Section 5.5(f) in connection with the payment of the purchase or option exercise price of another Award or the payment of the Participant’s federal, state, or local tax withholding obligation with respect to the exercise or payment of another Award (in an amount equal to no more than the maximum statutory withholding that would be imposed with regard to such transaction).

(e)

Termination of Employment. The terms and conditions under which an Award may be exercised, if at all, after a Participant’s termination of employment or service as a Non-Employee Director will be determined by the Committee and specified in the applicable Award Agreement.

(f)

Payment of Purchase Price and Withholding. The Committee, in its discretion, may include in any Award Agreement a provision permitting the Participant to pay the purchase or option exercise price, if any, for Shares or other property issuable pursuant to the Award, or the Participant’s federal, state or local tax withholding obligations with respect to such issuance, in whole or in part, by any one or more of the following methods; provided, however, that the availability of any one or more methods of payment may be suspended from time to time if the Committee determines that the use of such payment method would result in adverse financial accounting treatment for the Company or a violation of laws or regulations applicable to the Company:

(i)	By delivering cash or a check;

(ii)	By delivering previously owned Shares;

(iii)	By reducing the number of Shares or other property otherwise Vested and issuable pursuant to the Award;

(iv)

In the event Shares are publicly traded, by delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee (subject to any applicable statute or rule); or

(v)	In any combination of the foregoing or in any other form approved by the Committee.

Any Shares withheld or surrendered with respect to a Reporting Person will be subject to such additional conditions and limitations as the Committee may impose to comply with the requirements of the Exchange Act.

(g)

Service Periods. At the time of granting an Award, the Committee may specify, by resolution or in the Award Agreement, the period or periods of service performed or to be performed by the Participant in connection with the grant of the Award.

(h)	Minimum Vesting Period. Except as provided in Sections 3.3(h) and 9.4, no Award may Vest in whole or in part before the one-year anniversary of the grant date.

(i)

Clawback/Recovery. All compensation pursuant to Awards granted under the Plan will be subject to recoupment (i) if the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws, and the Board determines that the misconduct of any person who was an executive officer at the time of the misconduct contributed to the requirement to restate the Company’s financial statements and the compensation was received during the one-year period preceding the date of the restatement, to the extent such compensation exceeds the amount that would have been received by the Participant absent the erroneous data, (ii) as required in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, or (iii) as otherwise required by law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including without limitation in the event the Participant accepts employment with a competitor of the Company or otherwise competes with the Company. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or an Affiliate.

5.6	Performance Goals.

In the event an Award is intended to be performance-based, the Committee will establish Performance Goals for each Performance Period on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. Performance Goals may be based on (a) performance criteria for the Company, a subsidiary, or an operating group, (b) a Participant’s individual performance, or (c) a combination of both. Performance Goals may include objective and subjective criteria. During any Performance Period, the Committee may adjust the Performance Goals for such Performance Period as it deems equitable in recognition of unusual or nonrecurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

ARTICLE 6

Options

6.1	Types of Options.

Options granted under the Plan may be in the form of ISOs or NQOs. The grant of each Option and the Award Agreement governing each Option will identify the Option as an ISO or an NQO. In the event the Code is amended to provide for tax favored forms of stock options other than or in addition to ISOs, the Committee may grant Options under the Plan meeting the requirements of such forms of options. ISOs may not be awarded unless the Plan is approved by shareholders within 12 months of adoption of the Plan.

6.2	General.

All Options will be subject to the terms and conditions set forth in Article 5 and this Article 6 and Award Agreements governing Options may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

6.3	Option Exercise Price.

Each Award Agreement for Options will state the option exercise price per Share of Common Stock purchasable under the Option, which may not be less than 100 percent of the Fair Market Value of a Share on the date of grant for all Options.

6.4	Option Term.

The Award Agreement for each Option will specify the term of each Option, which may not be longer than ten years from the date such Option is granted.

6.5	Time of Exercise.

The Award Agreement for each Option will specify, as determined by the Committee:

(a)

The time or times when the Option becomes exercisable and whether the Option becomes exercisable in full or in graduated amounts based on: (i) continuation of employment over a period specified in the Award Agreement, (ii) satisfaction of Performance Goals or other criteria specified in the Award Agreement, or (iii) a combination of continuation of employment and satisfaction of Performance Goals or other criteria;

(b)	Such other terms, conditions, and restrictions as to when the Option may be exercised as determined by the Committee; and

(c)	The extent, if any, to which the Option will remain exercisable after the Participant ceases to be an employee or director of the Company or an Affiliate.

An Award Agreement for an Option may, in the discretion of the Committee, provide whether, and to what extent, the time when an Option becomes exercisable may be accelerated or otherwise modified in the event of the death or Disability of the Participant.

6.6	Special Rules for Incentive Stock Options.

In the case of an Option designated as an ISO, the terms of the Option and the Award Agreement will conform to the statutory and regulatory requirements specified pursuant to Section 422 of the Code, as in effect on the date such ISO is granted. ISOs may be granted only to employees of the Company or an Affiliate. Subject to the overall limit specified in Section 4.3, the maximum number of Shares as to which ISOs may be granted under the Plan is 300,000.

6.7	Limitation on Number of Shares Subject to Options.

In no event may Options for more than 50,000 Shares be granted to any individual under the Plan during any calendar year.

ARTICLE 7

Stock Appreciation Rights

7.1	General.

Stock Appreciation Rights are subject to the terms and conditions set forth in Article 5 and this Article 7 and Award Agreements governing Stock Appreciation Rights may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee deems desirable.

7.2	Nature of Stock Appreciation Right.

A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess (or, if the Committee determines at the time of grant, a portion of the excess) of the Fair Market Value of a Share of Common Stock on the date of exercise of the SAR over the base price, as described below, on the date of grant of the SAR, multiplied by the number of Shares with respect to which the SAR is being exercised. The base price will be designated by the Committee in the Award Agreement for the SAR and may be the Fair Market Value of a Share on the grant date of the SAR or such other higher price as the Committee determines. The base price may not be less than the Fair Market Value of a Share on the grant date of the SAR. The term of the SAR shall expire no later than ten years after the date of grant.

7.3	Exercise.

A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. The Committee may also provide that a SAR will be automatically exercised on one or more specified dates or upon the satisfaction of one or more specified conditions.

7.4	Form of Payment.

Payment upon exercise of a Stock Appreciation Right, if any, may be made in cash, in Shares, or in any combination of the foregoing, or in any other form as the Committee may determine.

7.5	Limitation on Number of Stock Appreciation Rights.

The maximum number of Shares with respect to which Stock Appreciation Rights may be granted to any individual under the Plan during any calendar year is 50,000.

ARTICLE 8

Restricted Awards

8.1	Types of Restricted Awards.

Restricted Awards granted under the Plan may be in the form of either Restricted Shares or Restricted Units.

(a)

Restricted Shares. A Restricted Share is an Award of Shares to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, a requirement that the Participant forfeit such Restricted Shares back to the Company upon termination of Participant’s employment (or service as a Non-Employee Director) for specified reasons within a specified period of time or upon other conditions, including failure to achieve Performance Goals, as set forth in the Award Agreement for such Restricted Shares. Shares will be registered in the name of such Participant in the Company’s book entry direct registration program with a notation that such Shares may not be transferred until all applicable Restrictions have lapsed.

(b)

Restricted Units. A Restricted Unit is an Award of units (with each unit having a value equivalent to one Share) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, and may include a requirement that the Participant forfeit such Restricted Units upon termination of Participant’s employment (or service as a Non-Employee Director) for specified reasons within a specified period of time or upon other conditions, including failure to achieve Performance Goals, as set forth in the Award Agreement for such Restricted Units. The Committee will set the terms and conditions of the Award Agreement so that the Restricted Unit Award will comply with or be exempt from Code Section 409A.

8.2	General.

Restricted Awards are subject to the terms and conditions of Article 5 and this Article 8 and Award Agreements governing Restricted Awards may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee deems desirable.

8.3	Restriction Period.

Award Agreements for Restricted Awards will provide that Restricted Awards, and the Shares subject to Restricted Awards, may not be transferred, and may provide that, in order for a Participant to Vest in such Restricted Awards, the Participant must remain in the employment (or remain as a Non-Employee Director) of the Company or its Affiliates, subject to relief for reasons specified in the Award Agreement, for a period commencing on the grant date of the Award and ending on such later date or dates as the Committee may designate at the time of the Award (the “Restriction Period”). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of Shares received under or governed by a Restricted Award grant. The Committee, in its sole discretion, may provide for the lapse of Restrictions in installments during the Restriction Period; provided that in no event will Shares subject to a Restricted Award Vest in less than one year except as otherwise provided in the Plan.

8.4	Forfeiture.

If a Participant ceases to be an employee (or Non-Employee Director) of the Company or an Affiliate during the Restriction Period for any reason other than reasons which may be specified in an Award Agreement, the Award Agreement may require that all non Vested Restricted Awards previously granted to the Participant be forfeited and returned to the Company.

8.5	Settlement of Restricted Awards.

(a)	Restricted Shares. Upon Vesting of a Restricted Share Award, the Restrictions will be removed and the Shares will no longer be Restricted Shares.

(b)

Restricted Units. Upon Vesting of a Restricted Unit Award, a Participant is entitled to receive payment for Restricted Units in an amount equal to the aggregate Fair Market Value of the Shares covered by such Restricted Units at the expiration of the applicable Restriction Period. Payment in settlement of a Restricted Unit will be made as soon as practicable following the conclusion of the applicable Restriction Period in cash, in installments, or in unrestricted Shares equal to the number of Restricted Units or in any other manner or combination as the Committee, in its sole discretion, determines.

8.6	Rights as a Shareholder.

A Participant will not have the right to receive cash dividends or to vote with respect to Restricted Shares that have not Vested. Stock dividends issued with respect to Restricted Shares will be treated as additional Shares covered by the grant of Restricted Shares and will be subject to the same Restrictions. A Participant will have no rights as a shareholder with respect to a Restricted Unit Award until Shares are issued to the Participant in settlement of the Award.

8.7	Limitation in Number of Restricted Awards.

Subject to the overall limit specified in Section 4.3, the maximum number of Shares with respect to which Restricted Awards may be granted under the Plan during any calendar year is 100,000, and the maximum number which may be awarded to a single Participant in a single calendar year is 50,000.

ARTICLE 9

Adjustments upon Changes in Capitalization, Etc.

9.1	Plan Does Not Restrict the Company.

The existence of the Plan and the Awards granted under the Plan will not affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Company’s capital stock or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

9.2	Mandatory Adjustment.

In the event of any stock dividend, stock split, reverse stock split, recapitalization, reclassification, or other distribution of the Company’s securities without the receipt of consideration by the Company, of or on the Common Stock, the Committee shall make proportionate adjustments or substitution to the aggregate number and type of Shares for which Awards may be granted under the Plan, the maximum number and type of Shares which may be sold or awarded to any Participant, the number and type of Shares covered by each outstanding Award, and the exercise price, base price or purchase price per Share in respect of outstanding Awards.

9.3	Adjustments by the Committee.

In the event of any change in capitalization affecting the Common Stock of the Company not described in Section 9.2 above, such proportionate adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such change, will be made with respect to the aggregate number of Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Award, and the base price or purchase price per Share in respect of outstanding Awards. The Committee may also make such adjustments in the number of Shares covered by, and price or other value of, any outstanding Awards in the event of a spin off or other distribution (other than normal cash dividends), of Company assets to shareholders.

9.4	Change in Control.

Except as otherwise provided in the Award Agreement, in the event of a Change in Control, all Awards shall Vest effective as of the earliest date on which (i) any such event occurs or is consummated or (ii) the Company becomes aware that such event has occurred or been consummated; provided that, with respect to Awards that are contingent on the attainment of specified Performance Goals, such Awards will be deemed to have been earned at the actual performance level as of the date of the Change in Control (as determined by the Committee) with respect to all open Performance Periods and will be forfeited to the extent not earned; and provided further that the Committee may determine that Vesting shall take effect immediately prior to the occurrence or consummation of such Change in Control to the extent necessary to give effect to this provision. Notwithstanding the immediately preceding sentence, if the surviving, successor or acquiring corporation in the transaction (or its parent), if any, agrees to replace Awards with rights to its shares that confer substantially the same benefits as those represented by the Awards, as determined by the Committee, then the Awards shall not Vest but shall be so replaced. The Committee shall notify each Participant in writing of any action to Vest or replace Awards hereunder not less than twenty (20) days prior to the expected closing date of the transaction or event that prompts such action, if applicable.

ARTICLE 10

Amendment and Termination

10.1	Amendment of Plan.

The Board at any time, and from time to time, may amend or terminate the Plan. However, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

10.2	Shareholder Approval.

The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

10.3	Contemplated Amendments.

It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to ISOs or to the nonqualified deferred compensation provisions of Code Section 409A or to bring the Plan or Awards granted under it into compliance therewith.

10.4	No Impairment of Rights.

Rights under any Award granted before amendment of the Plan shall not be materially impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing. However, an amendment of the Plan that results in a cancellation of an Award where the Participant receives a payment equal in value to the fair market value of the Vested Award or, in the case of Vested Options, the difference between the Fair Market Value of the Shares subject to the Option and the exercise price for all Shares subject to the Option, shall not be an impairment of the Participant’s rights that requires consent of the Participant.

10.5	Amendment of Awards.

Subject to Section 10.6, the Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that if any such amendment materially impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award (other than the automatic conversion of an ISO to a NQO under the terms and conditions of the Code), such amendment shall also be subject to the Participant’s consent (provided, however, a cancellation of an Award where the Participant receives a payment equal in value to the fair market value of the Vested Award or, in the case of Vested Options, the difference between the Fair Market Value of the Shares subject to an Option and the exercise price, shall not constitute an impairment of the Participant’s rights that requires consent).

10.6	No Repricings or Underwater Buyouts.

Notwithstanding the foregoing provisions of this Article 10, except for adjustments made pursuant to Article 9, without the prior approval of the Company’s shareholders, no Option or SAR granted under the Plan may:

(a)	be amended to decrease the exercise price (in the case of an Option) or base price (in the case of a SAR),

(b)	be cancelled in exchange for the grant of any new Option or SAR with a lower exercise or base price or any other new Award, or

(c)

otherwise be subject to any action that would be treated under accounting rules or otherwise as a “repricing” of such Option or SAR (including a cash buyout or voluntary surrender/subsequent regrant of an underwater Option or SAR).

ARTICLE 11

Miscellaneous

11.1	Tax Withholding.

The Company has the right to deduct from any settlement of any Award under the Plan, including the delivery or Vesting of Shares or Awards, any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan has the obligation to make arrangements satisfactory to the Company for the satisfaction of any such tax withholding obligations. The Company will not be required to make any such payment or distribution under the Plan until such obligations are satisfied.

11.2	Unfunded Plan.

The Plan will be unfunded and the Company will not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan will be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of the Company will be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

11.3	Fractional Shares.

No fractional Shares of Common Stock will be issued or delivered under the Plan or any Option and Options granted under the Plan will not be exercisable with respect to fractional Shares. In lieu of such fractional Shares, the Company will round the number of Shares to be issued to the nearest whole number of Shares.

11.4	Annulment of Awards.

Any Award Agreement may provide that the grant of an Award payable in cash is revocable until cash is paid in settlement thereof or that grant of an Award payable in Shares is revocable until the Participant becomes entitled to the certificate in settlement thereof. In the event a Participant’s employment (or services as a Non-Employee Director) terminates for Cause, any Award which is revocable will be annulled as of the date of such termination for Cause.

11.5	Other Company Benefit and Compensation Programs.

Payments and other benefits received by a Participant under an Award made pursuant to the Plan are not to be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination indemnity or severance pay law of any state and will not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Company or Affiliate plans, arrangements, or programs. The Plan notwithstanding, the Company or any Affiliate may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain, and reward employees and directors for their service with the Company and its Affiliates.

11.6	Securities Law Restrictions.

No Shares may be issued under the Plan unless counsel for the Company is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Shares delivered under the Plan may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or registered securities association upon which the Common Stock is then listed or quoted, and any applicable federal or state securities laws. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

11.7	Continuing Restriction Agreement.

Each Participant will, if requested by the Company and as a condition to issuance of Shares under the Plan upon an Award or exercise of an Award granted under the Plan that results in the issuance of Shares, become a party to and be bound by a stock restriction or other agreement with the Company containing restrictions on transfer of Shares, including a right of first refusal for the benefit of the Company, a market stand-off provision, and such other terms as the Company may reasonably require.

11.8	Code Section 409A.

Anything under the Plan or an Award Agreement to the contrary notwithstanding, to the extent applicable, it is intended that any Awards under the Plan that provide for a “deferral of compensation” subject to Section 409A of the Code and rules, regulations, and guidance issued thereunder (collectively, Code Section 409A) shall comply with the provisions of Code Section 409A and the Plan and all applicable Awards shall be construed and applied in a manner consistent with this intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to a Participant upon a Separation from Service of the Participant (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Participant’s death), occurring while the Participant shall be a “specific employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company or applicable subsidiary, shall not be paid until the earlier of (a) the date that is six months following such Separation from Service or (b) the date of the Participant’s death following such Separation from Service.

11.9	Governing Law.

Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder will be governed by and construed in accordance with the laws of the state of California, without regard to principles of conflict of laws.

As approved by the shareholders of Bank of Commerce Holdings on May 21, 2019.